Exhibit 99.1

Sterling Bancorp Reports Fourth Quarter and Full Year 2021 Financial Results

Southfield, Michigan, February 3, 2022 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its financial results for the quarter and year ended December 31, 2021.

Fourth Quarter and Year-End 2021 Highlights

•	Fourth quarter net income of $4.8 million, or $0.10 per diluted share; full year net income of $20.1 million, or $0.40 per diluted share
•	Fourth quarter net interest margin of 2.94%; full year net interest margin of 2.71%
•	Fourth quarter non-interest expense of $19.9 million; full year non-interest expense of $72.2 million, includes $6.5 million of employee retention credits under the CARES Act
•	Fourth quarter recovery of loan losses of $1.6 million, ratio of allowance for loan losses to total loans held for investment of 2.8%; full year recovery of loan losses of $3.8 million
•	Shareholders’ equity of $340.4 million
•	Bank capital ratios continue to be in excess of minimum ratios required to be considered “well-capitalized” with a leverage ratio of 12.66%, a total risk-based capital ratio of 27.93% and a common equity tier one ratio of 26.65%
•	The Company’s consolidated leverage ratio of 11.36%, total risk-based capital ratio of 28.89% and common equity tier one ratio of 23.94% continue to exceed minimum regulatory capital requirements
•	Total deposits of $2.3 billion
•	Total gross loans were $2.1 billion
•	Nonperforming loans and troubled debt restructurings were $65.3 million (or 3.25% of total loans held for investment) compared to $80.1 million (or 3.58% of total loans held for investment) at September 30, 2021

The Company reported net income of $4.8 million, or $0.10 per diluted share, for the quarter ended December 31, 2021, compared to net loss of $(11.7) million, or $(0.23) per diluted share, for the quarter ended December 31, 2020. For the year ended December 31, 2021, net income was $20.1 million, or $0.40 per diluted share, as compared to net loss of $(13.0) million, or $(0.26) per diluted share, for the year ended December 31, 2020.

“Sterling’s fourth quarter results reflect a continuation of the trends we have witnessed over recent periods. We have made some remarkable progress on the credit front, improving margin, and completing several major undertakings. We completed the extensive look-back project pursuant to our formal agreement with the OCC, completed an IT platform conversion and also completed an entire AML monitoring system installation. Each of these is critical to successfully addressing the action items in the formal agreement with the OCC. In this quarter, we also reduced higher cost deposits and redeemed $150 million of long-term financing at no penalty,” said Thomas M. O’Brien, Chairman, President, and Chief Executive Officer.

During 2021, we successfully settled a class action lawsuit stemming from our Advantage Loan Program, with the $12.5 million settlement amount for the benefit of our shareholders funded entirely from insurance proceeds. In addition, in January 2022 we entered into a final settlement agreement with respect to a shareholder demand originally received in 2020 and which resulted in a derivative lawsuit. The settlement agreement provides for certain corporate governance reforms and payment of legal fees for the shareholders’ counsel which will be fully covered by insurance proceeds, but no other monetary payments. The previously disclosed government investigations with respect to our former Advantage Loan Program are ongoing and we continue to cooperate fully with these investigations at significant expense to the Company.

Throughout 2021, the Company continued to repurchase the Advantage Loan Program loans previously sold to third-party investors. During the year ended December 31, 2021, the Company had repurchased Advantage Loan Program loans with an aggregate principal balance of $173.8 million and had outstanding commitments to repurchase an additional $73.0 million over the next 18 months. Advantage Loan Program loans previously sold that are still outstanding and not repurchased at December 31, 2021, totaled $142.8 million, which includes the loans committed to be repurchased. The loans repurchased during 2021 utilized $5.5 million of our loan repurchase liability. The loan repurchase liability is $3.0 million at December 31, 2021.

Furthermore, we reclassified approximately $61.7 million of commercial real estate loans as held for sale during the fourth quarter of 2021 with the intent to liquidate that exposure in the next few months. In reclassifying these loans to held for sale, we recorded a $12.4 million write-down applied against our allowance for loan losses to reflect these loans at their estimated fair value of $49.3 million.

Balance Sheet

Total Assets – Total assets of $2.9 billion at December 31, 2021 reflected a decrease of $265.4 million, or 8%, from $3.1 billion at September 30, 2021 and a decrease of $1.0 billion, or 27%, from $3.9 billion at December 31, 2020.

Cash and due from banks decreased $197.7 million, or 32%, to $411.7 million at December 31, 2021 compared to $609.4 million at September 30, 2021 and decreased $586.8 million, or 59% from $998.5 million at December 31, 2020. Investment securities, which we consider part of our liquid assets, increased $109.2 million, or 53%, to $313.9 million at December 31, 2021 compared to $204.7 million at September 30, 2021 and increased $8.9 million, or 3%, from $305.0 million at December 31, 2020.

Total loans held for investment of $2.0 billion at December 31, 2021 reflected a decline of $226.0 million, or 10%, from $2.2 billion at September 30, 2021 and a decline of $493.9 million, or 20%, from $2.5 billion at December 31, 2020. Loan repayments have outpaced loan production for the fourth quarter of 2021 and year ended December 31, 2021. The impact of the excess loan repayments was partially offset by the repurchase of Advantage Loan Program loans pursuant to previously disclosed offers to repurchase 100% of previously sold Advantage Loan Program loans from third-party investors. Such repurchases of Advantage Loan Program loans totaled $173.8 million during the year ended December 31, 2021. No Advantage Loan Program loans were repurchased in the fourth quarter of 2021. The repurchased Advantage Loan Program loans were evaluated and considered to be performing at the acquisition date. Such repurchases have been funded through our cash on hand, which helped to reduce our excess liquidity position during the year.

Total Deposits – Total deposits of $2.3 billion at December 31, 2021 reflected a decrease of $86.4 million, or 4%, from September 30, 2021 and a decrease of $868.8 million, or 28%, from December 31, 2020. The decrease in deposits from December 31, 2020, reflects our decision to continue to reduce our significant liquidity position through planned deposit runoff.

Money market, savings and NOW deposits of $1.3 billion were relatively unchanged from September 30, 2021 and decreased $87.8 million, or 6%, compared to December 31, 2020. Time deposits decreased $78.6 million, or 8%, compared to September 30, 2021 and decreased $780.2 million, or 47%, compared to December 31, 2020. Noninterest-bearing deposits decreased $1.7 million, or 3%, compared to September 30, 2021 and decreased $0.7 million, or 1%, compared to December 31, 2020. Brokered deposits included in time deposits were $20.1 million and $20.0 million at December 31, 2021 and September 30, 2021, respectively, and were $42.8 million at December 31, 2020.

Capital – Total shareholders’ equity was $340.4 million at December 31, 2021 compared to $336.6 million at September 30, 2021 and $319.6 million at December 31, 2020. The Bank exceeded all regulatory capital requirements required to be considered “well-capitalized” as of December 31, 2021, and the Company exceeded all applicable minimum regulatory capital requirements as of such date, as summarized in the following tables:

Company Capital	Company Minimum Requirements	Company Actual at December 31, 2021
Total adjusted capital to risk-weighted assets	8.00%	28.89%
Tier 1 (core) capital to risk-weighted assets	6.00%	23.94%
Common Tier 1 (CET 1)	4.50%	23.94%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	4.00%	11.36%

Bank Capital	To Be Well Capitalized	Bank Actual at December 31, 2021
Total adjusted capital to risk-weighted assets	10.00%	27.93%
Tier 1 (core) capital to risk-weighted assets	8.00%	26.65%
Common Tier 1 (CET 1)	6.50%	26.65%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	5.00%	12.66%

Asset Quality and Provision (Recovery) for Loan Losses – A recovery of loan losses of $(1.6) million was recorded for the fourth quarter of 2021 compared to a provision for loan losses of $0.4 million for the prior quarter and $27.6 million for the fourth quarter of 2020. A recovery of loan losses of $(3.8) million was recorded for the full year of 2021 compared to a provision for loan losses of $54.9 million for the full year of 2020. During the year ended December 31, 2020, our provision for loan losses was primarily driven by credit weaknesses in our loan portfolios and certain qualitative components within our allowance for loan losses methodology that took on increased significance as a result of the economic impact of the COVID-19 pandemic. In 2021, the reduction in our provision for loan losses reflects the overall reduction in our loan portfolio that has resulted from the decline in our loan production as a result of the discontinuance of the Advantage Loan Program and the absence of new loan production, as well as some improvement in the credit quality of our loans held for investment in 2021.

The allowance for loan losses was $56.5 million, or 2.81% of total loans held for investment, a decrease from $70.2 million, or 3.14% of total loans held for investment, and $72.4 million, or 2.89%, of total loans held for investment, at September 30, 2021 and December 31, 2020, respectively.

Net charge offs during the fourth quarter of 2021 were $12.1 million compared to net charge offs of $0.8 million in the third quarter of 2021 and $3.5 million in the fourth quarter of 2020. Net charge offs during the full year of 2021 were $12.1 million compared to $4.2 million during the full year of 2020. Net charge offs in the fourth quarter of 2021 primarily reflects the $12.4 million in write-downs of our recorded investment on those commercial real estate loans reclassified as held for sale, which also contributed to the decrease in our allowance for loan losses.

Nonperforming assets at December 31, 2021 totaled $82.4 million, or 2.87% of total assets, a decrease from $88.9 million, or 2.83% of total assets, at September 30, 2021 and a decrease from $114.3 million, or 2.92% of total assets, at December 31, 2020. Nonperforming assets at December 31, 2021 included $62.6 million of nonperforming loans held for investment, $17.1 million of nonaccrual loans held for sale and $2.7 million of troubled debt restructurings. Nonperforming assets at September 30, 2021 included $77.4 million of nonperforming loans held for investment, $8.7 million of nonaccrual loans held for sale and $2.7 million of troubled debt restructurings. Nonperforming assets at December 31, 2020 included $86.5 million of nonperforming loans held for investment, $19.4 million of nonaccrual loans held for sale and $8.4 million of troubled debt restructurings.

Total gross loans delinquent 30 days or more decreased during the fourth quarter of 2021 to $117.8 million, or 5.7% of total gross loans, from $134.0 million, or 6.0% of total gross loans, at September 30, 2021 due primarily to a $8.2 million decrease in delinquent residential loans, and an $8 million decrease in delinquent commercial real estate loans. Total gross loans delinquent 30 days or more at December 31, 2020 were $174.6 million, or 6.9% of total gross loans.

“Improvements in credit quality have been driven primarily by our focus on addressing legacy risk acceptance standards. Our credit department has made meaningful progress in exiting several higher risk credit facilities. In addition, during the fourth quarter, we reclassified a substantial portion of the legacy SRO portfolio as held for sale which is now carried on our balance sheet at fair value,” said Mr. O’Brien.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the fourth quarter of 2021 was $21.7 million compared to $22.6 million for the third quarter of 2021 and $24.4 million for the fourth quarter of 2020. The net interest margin of 2.94% for the fourth quarter of 2021 increased from the prior quarter’s net interest margin of 2.83% and the fourth quarter of 2020 of 2.51%. The decrease in net interest income during the fourth quarter of 2021 compared to the immediately prior quarter was primarily due to a decline of $148.8 million in our average loan balance, which was partially offset by a decrease in our average rate paid on interest-bearing deposits from 0.58% in the third quarter of 2021 to 0.47% in the fourth quarter of 2021. Our average interest-bearing deposits decreased from $2.4 billion in the third quarter of 2021 to $2.2 billion in the fourth quarter of 2021. Our net interest margin was positively impacted in the fourth quarter of 2021 by a decrease in the cost of average interest-bearing liabilities of 10 basis points, while our yield on interest-earning assets remained relatively flat compared to the third quarter of 2021.

Net interest income for the year ended December 31, 2021 was $91.2 million, a decrease of $14.6 million from the year ended December 31, 2020. The net interest margin of 2.71% for the year ended December 31, 2021 decreased from the prior year’s net interest margin of 2.94%. The declines in net interest income and net interest margin were due primarily to a shift in the balance sheet mix as average loans decreased $418.5 million from the year ended December 31, 2020, while the average balance of lower-yielding securities and other interest-earning liquid assets increased $185.7 million during the same period. Net interest margin was also impacted by a decrease in the average rate on interest earning assets of 74 basis points, partially offset by a decrease in the cost of average interest-bearing liabilities of 58 basis points.

Non-Interest Income – Non-interest income for the fourth quarter of 2021 was $3.6 million which increased from $2.1 million for the prior quarter and increased from $1.4 million for the fourth quarter of 2020. Non-interest income for the fourth quarter of 2021 included $2.9 million received from one of our insurance carriers in settlement of one of our policies at the same time as the settlement of the class action lawsuit. In the third quarter of 2021, we recorded a gain of $1.4 million on the sale of the Bellevue, Washington branch office which was completed in July 2021.

Non-interest income for the year ended December 31, 2021 was $5.8 million, an increase from $4.3 million for the year ended December 31, 2020. The increase of $1.5 million from the year ended December 31, 2020 is primarily attributable to the gain of $1.4 million recorded on the sale of the Bellevue, Washington branch office and $2.9 million received from one of our insurance carriers as discussed above, partially offset by a $1.4 million decrease in gains recognized on sale of loans and a $1.1 million decrease in investment management and advisory fees, as we discontinued offering such services after the sale of that business in December 2020.

Non-Interest Expense – Non-interest expense of $19.9 million for the fourth quarter of 2021 reflected an increase of $8.8 million, or 79%, compared to the third quarter of 2021, and an increase of $5.0 million, or 34%, compared to the fourth quarter of 2020. The increase from the third quarter of 2021 was primarily due to an increase in salaries and employee benefits expense of $6.1 million and professional fees of $2.2 million. In the third quarter of 2021, the Company recorded $6.5 million in employee retention credits, which is a refundable tax credit against certain employment taxes, for the first three quarters of 2021, which were available under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and which resulted in a net reduction of salaries and employee benefits expense for the third quarter. These benefits were not available for the fourth quarter of 2021 because the program was terminated for periods following the third quarter of 2021. The increase in professional fees in the fourth quarter of 2021 from the prior quarter is primarily due to legal and consulting fees incurred to assist with the previously disclosed litigations, investigations and compliance efforts. The Company received a reimbursement of $1.4 million from its insurance carrier related to certain litigation expenses previously incurred by the Company which is recorded as a reduction of professional fees for the third quarter of 2021.

Non-interest expense of $72.2 million for the year ended December 31, 2021 decreased $1.9 million, or 3%, compared to $74.1 million for the year ended December 31, 2020. The decrease in non-interest expense was primarily attributable to decreases in professional fees of $7.9 million and salaries and employee benefits expense of $2.4 million. In addition, non-interest expense for the year ended December 31, 2020 included an increase of $2.5 million in our contingent liability and the establishment of an insurance recovery of $12.5 million as a result of the awards related to our previously disclosed litigation and investigations stemming from the Advantage Loan Program. Salaries and employee benefits expense for the year ended December 31, 2021 included $6.5 million in employee retention credits, as discussed above, which resulted in a net reduction of salaries and employee benefits expense. Absent realizing the payroll tax credit, salaries and employee benefits expense would have increased. The increase in salaries and employee benefits expense is primarily attributable to adding qualified personnel in key positions in 2021. The decrease in professional fees was primarily due to a reduction in incurred legal fees in connection with the settlement of the class action lawsuit, the completion of significant projects that were required by our formal agreement with the OCC and reimbursements of $3.8 million that were received from our insurance carriers related to litigation expenses previously incurred by the Company. Non-interest expense for the year ended December 31, 2021 included a $1.0 million accrual for certain errors during the years 2009 through 2020 that were identified during our systems conversion project, as previously disclosed in the second quarter of 2021.

Mr. O’Brien said, “We believe that 2022 will provide additional opportunities to further reduce our high expenses with the previously noted completion of major projects and additional progress in the governmental investigations. This has been a long and expensive process. We have provided full transparency and cooperation to the various authorities in an effort to bring these matters to conclusion.”

Income Tax Expense – The effective tax rate was 31.9% for the fourth quarter of 2021 compared to 27.7% for the third quarter of 2021. For the year ended December 31, 2021, the Company recorded an income tax provision of $8.4 million, or an effective tax rate of 29.5%, compared to an income tax benefit of ($5.9) million, or an effective tax rate of (31.3)%, for the same period in 2020.

Conference Call and Webcast

Management will host a conference call on Thursday, February 3, 2022 at 11:00 a.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter and year ended December 31, 2021. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through February 10, 2022 by dialing (877) 344-7529, using conference ID number 4587788.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would” and “annualized,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2021, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended			At and for the Year Ended
(dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income (loss)	$4,798	$9,557	$(11,693)	$20,132	$(12,967)
Income (loss) per share, diluted	$0.10	$0.19	$(0.23)	$0.40	$(0.26)
Net interest income	$21,718	$22,637	$24,370	$91,180	$105,765
Net interest margin	2.94%	2.83%	2.51%	2.71%	2.94%
Non-interest income	$3,564	$2,058	$1,373	$5,806	$4,336
Non-interest expense	$19,864	$11,076	$14,856	$72,218	$74,112
Loans, net of allowance for loan losses	$1,956,266	$2,168,544	$2,434,356	$1,956,266	$2,434,356
Total deposits(1)	$2,261,735	$2,348,179	$3,130,513	$2,261,735	$3,130,513
Nonperforming loans	$62,654	$77,397	$86,470	$62,654	$86,470
Allowance for loan losses to total loans	2.81%	3.14%	2.89%	2.81%	2.89%
Allowance for loan losses to nonperforming loans	90%	91%	84%	90%	84%
Provision (recovery) for loan losses	$(1,625)	$397	$27,592	$(3,771)	$54,865
Net charge offs	$12,065	$828	$3,463	$12,068	$4,208
Return on average assets	0.64%	1.18%	(1.19)%	0.59%	(0.35)%
Return on average shareholders' equity	5.65%	11.50%	(13.92)%	6.08%	(3.85)%
Efficiency ratio	78.57%	44.85%	57.71%	74.46%	67.31%
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	28.89%	26.40%	22.58%	28.89%	22.58%
Tier 1 (core) capital to risk-weighted assets	23.94%	21.74%	17.68%	23.94%	17.68%
Common Tier 1 (CET 1)	23.94%	21.74%	17.68%	23.94%	17.68%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	11.36%	10.32%	8.08%	11.36%	8.08%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	27.93%	26.37%	21.56%	27.93%	21.56%
Tier 1 (core) capital to risk-weighted assets	26.65%	25.07%	20.27%	26.65%	20.27%
Common Tier 1 (CET 1)	26.65%	25.07%	20.27%	26.65%	20.27%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	12.66%	11.85%	9.20%	12.66%	9.20%

(1) Refer to note to the Consolidated Balance Sheets.

Sterling Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	December 31, 2021	September 30, 2021	% change	December 31, 2020	% change
Assets
Cash and due from banks	$411,676	$609,412	(32)%	$998,497	(59)%
Interest-bearing time deposits with other banks	1,183	805	47%	7,021	(83)%
Investment securities	313,879	204,689	53%	304,958	3%
Loans held for sale	60,493	12,744	N/M	22,284	N/M
Loans, net of allowance for loan losses of $56,548, $70,238 and $72,387	1,956,266	2,168,544	(10)%	2,434,356	(20)%
Accrued interest receivable	7,696	8,355	(8)%	10,990	(30)%
Mortgage servicing rights, net	2,722	2,873	(5)%	5,688	(52)%
Leasehold improvements and equipment, net	7,421	8,931	(17)%	8,512	(13)%
Operating lease right-of-use assets	18,184	18,889	(4)%	19,232	(5)%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	33,033	32,899	0%	32,495	2%
Deferred tax asset, net	19,246	23,379	(18)%	24,326	(21)%
Other assets	18,823	24,494	(23)%	22,736	(17)%
Total assets	$2,873,572	$3,138,964	(8)%	$3,914,045	(27)%

Liabilities
Noninterest-bearing deposits(1)	$63,760	$65,456	(3)%	$64,509	(1)%
Interest-bearing deposits(2)	2,197,975	2,282,723	(4)%	3,066,004	(28)%
Total deposits	2,261,735	2,348,179	(4)%	3,130,513	(28)%
Federal Home Loan Bank borrowings	150,000	307,000	(51)%	318,000	(53)%
Subordinated notes, net	65,343	65,360	0%	65,341	0%
Operating lease liabilities	19,400	20,106	(4)%	20,497	(5)%
Accrued expenses and other liabilities(1)(2)	36,725	61,754	(41)%	60,103	(39)%
Total liabilities	2,533,203	2,802,399	(10)%	3,594,454	(30)%
Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 50,460,932 shares at December 31, 2021, 50,475,064 shares at September 30, 2021, and 49,981,861 shares at December 31, 2020	82,157	82,157	0%	80,807	2%
Additional paid-in capital	14,124	13,992	1%	13,544	4%
Retained earnings	244,985	240,187	2%	224,853	9%
Accumulated other comprehensive income (loss)	(897)	229	N/M	387	N/M
Total shareholders’ equity	340,369	336,565	1%	319,591	7%
Total liabilities and shareholders’ equity	$2,873,572	$3,138,964	(8)%	$3,914,045	(27)%

N/M- not meaningful

Certain prior period amounts have been reclassified to conform with the current period presentation. The Company has (1) reclassified custodial escrow balances maintained with serviced loans of $6,051 from accrued expenses and other liabilities to non-interest bearing deposits in the consolidated balance sheet at December 31, 2020 and (2) reclassified accrued interest on outstanding time deposits of $8,684 and $25,496 from accrued expenses and other liabilities to interest-bearing deposits in the consolidated balance sheets at September 30, 2021 and December 31, 2020, respectively.

Sterling Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended					Year Ended
(dollars in thousands, except per share amounts)	December 31, 2021	September 30, 2021	% change	December 31, 2020	% change	December 31, 2021	December 31, 2020	% change
Interest income
Interest and fees on loans	$25,106	$27,348	(8)%	$33,758	(26)%	$113,822	$146,702	(22)%
Interest and dividends on investment securities and restricted stock	644	375	72%	646	0%	1,794	3,618	(50)%
Other interest	182	253	(28)%	257	(29)%	925	1,043	(11)%
Total interest income	25,932	27,976	(7)%	34,661	(25)%	116,541	151,363	(23)%
Interest expense
Interest on deposits	2,637	3,541	(26)%	8,254	(68)%	18,116	37,482	(52)%
Interest on Federal Home Loan Bank borrowings	607	826	(27)%	857	(29)%	3,118	3,403	(8)%
Interest on subordinated notes	970	972	0%	1,180	(18)%	4,127	4,713	(12)%
Total interest expense	4,214	5,339	(21)%	10,291	(59)%	25,361	45,598	(44)%
Net interest income	21,718	22,637	(4)%	24,370	(11)%	91,180	105,765	(14)%
Provision (recovery) for loan losses	(1,625)	397	N/M	27,592	N/M	(3,771)	54,865	N/M
Net interest income after provision (recovery) for loan losses	23,343	22,240	5%	(3,222)	N/M	94,951	50,900	87%
Non-interest income
Service charges and fees	86	120	(28)%	153	(44)%	509	426	19%
Gain on sale of mortgage loans held for sale	15	151	(90)%	593	(97)%	634	2,050	(69)%
Gain on sale of branch office	—	1,417	(100)%	—	—	1,417	—	100%
Net servicing income (loss)	161	(31)	N/M	(85)	N/M	(1,208)	(1,324)	9%
Income on cash surrender value of bank-owned life insurance	326	325	0%	198	65%	1,286	1,160	11%
Other	2,976	76	N/M	514	N/M	3,168	2,024	57%
Total non-interest income	3,564	2,058	73%	1,373	N/M	5,806	4,336	34%
Non-interest expense
Salaries and employee benefits	8,920	2,774	N/M	9,049	(1)%	28,220	30,655	(8)%
Occupancy and equipment	2,268	2,395	(5)%	2,243	1%	9,108	8,788	4%
Professional fees	6,209	4,024	54%	8,859	(30)%	24,709	32,646	(24)%
FDIC assessments	393	417	(6)%	553	(29)%	2,029	1,768	15%
Data processing	711	403	76%	380	87%	1,900	1,458	30%
Net provision (recovery) of mortgage repurchase liability	(271)	(298)	9%	2,502	N/M	(1,234)	2,527	N/M
Recovery for contingent losses	—	—	—	(10,000)	100%	—	(10,000)	100%
Other	1,634	1,361	20%	1,270	29%	7+,486	6,270	19%
Total non-interest expense	19,864	11,076	79%	14,856	34%	72,218	74,112	(3)%
Income (loss) before income taxes	7,043	13,222	(47)%	(16,705)	N/M	28,539	(18,876)	N/M
Income tax expense (benefit)	2,245	3,665	(39)%	(5,012)	N/M	8,407	(5,909)	N/M
Net income (loss)	$4,798	$9,557	(50)%	$(11,693)	N/M	$20,132	$(12,967)	N/M
Income (loss) per share, basic and diluted	$0.10	$0.19		$(0.23)		$0.40	$(0.26)
Weighted average common shares outstanding:
Basic	50,167,295	50,167,295		49,843,925		50,049,902	49,840,882
Diluted	50,316,155	50,262,686		49,843,925		50,139,310	49,840,882

N/M- not meaningful

Sterling Bancorp, Inc.
Selected Financial Data (Unaudited)

	Three Months Ended			Year Ended
Performance Ratios:	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Return on average assets	0.64%	1.18%	(1.19)%	0.59%	(0.35)%
Return on average shareholders' equity	5.65%	11.50%	(13.92)%	6.08%	(3.85)%
Yield on average interest earning assets	3.51%	3.50%	3.57%	3.47%	4.21%
Cost of average interest-bearing liabilities	0.66%	0.76%	1.18%	0.86%	1.44%
Net interest spread	2.85%	2.74%	2.39%	2.61%	2.77%
Net interest margin	2.94%	2.83%	2.51%	2.71%	2.94%
Efficiency ratio(1)	78.57%	44.85%	57.71%	74.46%	67.31%

(1) Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.
Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,775,663	$19,593	4.41%	$1,900,611	$22,002	4.63%	$2,126,605	$26,766	5.03%
Commercial real estate	281,844	3,351	4.76%	285,055	3,422	4.80%	256,534	3,168	4.94%
Construction	114,974	2,139	7.44%	135,292	1,896	5.61%	209,911	3,580	6.82%
Commercial lines of credit	1,622	23	5.67%	1,947	28	5.75%	15,387	244	6.34%
Total loans	2,174,103	25,106	4.62%	2,322,905	27,348	4.71%	2,608,437	33,758	5.18%
Securities, includes restricted stock	300,435	644	0.86%	213,945	375	0.70%	324,978	646	0.80%
Other interest-earning assets	484,631	182	0.15%	664,747	253	0.15%	950,405	257	0.11%
Total interest-earning assets	2,959,169	25,932	3.51%	3,201,597	27,976	3.50%	3,883,820	34,661	3.57%
Noninterest-earning assets
Cash and due from banks	4,216			7,376			9,162
Other assets	36,201			41,360			52,590
Total assets	$2,999,586			$3,250,333			$3,945,572
Interest-bearing liabilities
Money Market, Savings and NOW	$1,304,133	$711	0.22%	$1,329,832	$771	0.23%	$1,371,194	$1,554	0.45%
Time deposits(3)	927,129	1,926	0.82%	1,075,598	2,770	1.02%	1,704,937	6,700	1.56%
Total interest-bearing deposits	2,231,262	2,637	0.47%	2,405,430	3,541	0.58%	3,076,131	8,254	1.06%
FHLB borrowings	233,413	607	1.02%	307,733	826	1.06%	318,000	857	1.05%
Subordinated debt	65,354	970	5.94%	65,372	972	5.95%	65,316	1,180	7.23%
Total borrowings	298,767	1,577	2.07%	373,105	1,798	1.91%	383,316	2,037	2.08%
Total interest-bearing liabilities	2,530,029	4,214	0.66%	2,778,535	5,339	0.76%	3,459,447	10,291	1.18%
Noninterest-bearing liabilities
Demand deposits	65,083			66,566			72,766
Other liabilities(3)	64,841			72,694			77,239
Shareholders' equity	339,633			332,538			336,120
Total liabilities and shareholders' equity	$2,999,586			$3,250,333			$3,945,572
Net interest income and spread(2)		$21,718	2.85%		$22,637	2.74%		$24,370	2.39%
Net interest margin(2)			2.94%			2.83%			2.51%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.
(2) Interest income does not include taxable equivalent adjustments.
(3) Certain prior period amounts have been reclassified to conform with the current period presentation. The Company has reclassified accrued interest on outstanding time deposits from accrued expenses and other liabilities to interest-bearing deposits in the consolidated balance sheets at September 30, 2021 and December 31, 2020, respectively.

	Year Ended
	December 31, 2021			December 31, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets
Loans (1)
Residential real estate and other consumer	$1,910,078	$89,985	4.71%	$2,273,146	$117,686	5.18%
Commercial real estate	270,564	13,400	4.95%	264,006	13,374	5.07%
Construction	154,920	10,235	6.61%	202,132	14,454	7.15%
Commercial lines of credit	2,873	202	7.03%	17,632	1,188	6.74%
Total loans	2,338,435	113,822	4.87%	2,756,916	146,702	5.32%
Securities, includes restricted stock	274,339	1,794	0.65%	251,003	3,618	1.44%
Other interest-earning assets	747,837	925	0.12%	585,484	1,043	0.18%
Total interest-earning assets	3,360,611	116,541	3.47%	3,593,403	151,363	4.21%
Noninterest-earning assets
Cash and due from banks	6,652			11,364
Other assets	40,881			60,288
Total assets	$3,408,144			$3,665,055
Interest-bearing liabilities
Money Market, Savings and NOW	$1,340,083	$3,224	0.24%	$1,281,880	$9,435	0.74%
Time deposits(3)	1,244,116	14,892	1.20%	1,515,703	28,047	1.85%
Total interest-bearing deposits	2,584,199	18,116	0.70%	2,797,583	37,482	1.34%
FHLB borrowings	294,095	3,118	1.06%	308,368	3,403	1.10%
Subordinated debt	65,367	4,127	6.31%	65,255	4,713	7.22%
Total borrowings	359,462	7,245	2.02%	373,623	8,116	2.17%
Total interest-bearing liabilities	2,943,661	25,361	0.86%	3,171,206	45,598	1.44%
Noninterest-bearing liabilities
Demand deposits(4)	62,875			77,509
Other liabilities(3) (4)	70,725			79,362
Shareholders' equity	330,883			336,978
Total liabilities and shareholders' equity	$3,408,144			$3,665,055
Net interest income and spread (2)		$91,180	2.61%		$105,765	2.77%
Net interest margin (2)			2.71%			2.94%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.
(2) Interest income does not include taxable equivalent adjustments.
(3) (4) Certain prior period amounts have been reclassified to conform with the current period presentation. The Company has (3) reclassified accrued interest on outstanding time deposits from accrued expenses and other liabilities to interest-bearing deposits and (4) reclassified custodial escrow balances maintained with serviced loans from accrued expenses and other liabilities to non-interest bearing deposits in the consolidated balance sheet at December 31, 2020.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	December 31, 2021	September 30, 2021	% change	December 31, 2020	% change
Residential real estate	$1,704,231	$1,818,633	(6)%	$2,033,526	(16)%
Commercial real estate	201,240	291,649	(31)%	259,958	(23)%
Construction	106,759	126,571	(16)%	206,581	(48)%
Commercial lines of credit	363	1,923	(81)%	6,671	(95)%
Other consumer	221	6	N/M	7	N/M
Total loans held for investment	2,012,814	2,238,782	(10)%	2,506,743	(20)%
Less: allowance for loan losses	(56,548)	(70,238)	(19)%	(72,387)	(22)%
Loans, net	$1,956,266	$2,168,544	(10)%	$2,434,356	(20)%

Loans held for sale	$60,493	$12,744	N/M	$22,284	N/M
Total gross loans	$2,073,307	$2,251,526	(8)%	$2,529,027	(18)%

N/M- not meaningful

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended			Year Ended
(dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Balance at beginning of period	$70,238	$70,669	$48,258	$72,387	$21,730
Provision (recovery) for loan losses	(1,625)	397	27,592	(3,771)	54,865
Charge offs	(12,415)	(1,965)	(3,486)	(14,380)	(4,301)
Recoveries	350	1,137	23	2,312	93
Balance at end of period	$56,548	$70,238	$72,387	$56,548	$72,387

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	December 31, 2021	September 30, 2021	% change	December 31, 2020	% change
Noninterest-bearing deposits(1)	$63,760	$65,456	(3)%	$64,509	(1)%
Money Market, Savings and NOW	1,306,155	1,312,348	0%	1,393,985	(6)%
Time deposits(2)	891,820	970,375	(8)%	1,672,019	(47)%
Total deposits	$2,261,735	$2,348,179	(4)%	$3,130,513	(28)%

(1) The Company has included custodial escrow balances maintained with serviced loans of $6,051 in noninterest-bearing deposits at December 31, 2020 to conform to the September 30, 2021 and December 31, 2021 presentation.

(2) The Company has included accrued interest on outstanding time deposits of $8,684 and $25,496 in interest-bearing deposits at September 30, 2021 and December 31, 2020, respectively, to conform to the December 31, 2021 presentation.

Sterling Bancorp, Inc.

Credit Quality Data (Unaudited)

	At and for the Three Months Ended
(dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Nonperforming residential real estate loans(1)	$45,714	$41,687	$20,775
Nonperforming commercial loans(1) (2)	16,940	35,710	65,695
Total nonperforming loans(1)	$62,654	$77,397	$86,470
Nonperforming loans to total loans(1)	3.11%	3.46%	3.45%
Other troubled debt restructurings(2)	$2,664	$2,718	$8,246
Nonaccrual loans held for sale	$17,108	$8,744	$19,375
Nonperforming assets(3)	$82,426	$88,859	$114,258
Nonperforming assets to total assets	2.87%	2.83%	2.92%
Allowance for loan losses to total loans	2.81%	3.14%	2.89%
Allowance for loan losses to nonperforming loans	90%	91%	84%
Net charge offs to average loans	0.55%	0.04%	0.13%

(1) Nonperforming loans include nonaccrual loans (including troubled debt restructurings on nonaccrual status) and loans past due 90 days or more and still accruing interest but exclude nonaccrual loans held for sale.

(2) Other troubled debt restructurings exclude those loans presented as nonaccrual or past due 90 days or more and still accruing interest.

(3) Nonperforming assets include nonperforming loans, nonaccrual loans held for sale, other troubled debt restructurings and other loan collateral acquired through foreclosure or repossession.